UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2013

Bluerock Multifamily Growth REIT, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54946	26-3136483
(State or other jurisdiction of incorporation	(Commission File Number)	(I.R.S. Employer
or organization)		Identification No.)

712 Fifth Avenue, 9th Floor

New York, NY 10019

(Address of principal executive offices)

(212) 843-1601

(Registrant’s telephone number, including area code)

None.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 21, 2013, the board of directors of Bluerock Multifamily Growth REIT, Inc. (the “Company”), including its independent directors, approved the renewal and amendment of the Third Amended and Restated Advisory Agreement dated February 27, 2013 (the “Advisory Agreement”) by and among the Company, the Company’s advisor, Bluerock Multifamily Advisor, LLC (the “Advisor”), and Bluerock Multifamily Holdings, L.P., the Company’s operating partnership (the “Operating Partnership”). The Company, the Advisor and the Operating Partnership have entered into a First Amendment to Third Amended and Restated Advisory Agreement effective October 14, 2013 (the “First Amendment”), which (i) renews and extends the Advisory Agreement through October 14, 2014, (ii) reflects a change in the disposition and financing fees payable to the Advisor and (iii) modifies the terms by which the Advisory Agreement may be terminated.

Pursuant to the terms of the Advisory Agreement, as compensation to the Advisor for providing a substantial amount of services to the Company in connection with the disposition of one or more of the Company’s properties or investments, a disposition fee (the “Disposition Fee”) equal to the lesser of (A) 1.5% of the sales price of each property or other investment sold, or (B) 50% of the selling commission that would have been paid to a third-party sales broker in connection with such disposition, was to be paid by the Company to the Advisor. Pursuant to the First Amendment, the Disposition Fee payable to the Advisor has been amended to be only 1.5% of the sales price of each property or other investment sold and is no longer subject to determination based on selling commissions payable to third-party sales brokers.

In addition, a financing fee in the amount of 1.0% of any loan made to the Company (the “Financing Fee”) was to be paid to the Advisor. Pursuant to the First Amendment, the Financing Fee has been amended to 0.25% of any loan made to the Company.

Except as amended by the First Amendment, the terms of the renewed Advisory Agreement are identical to those of the Advisory Agreement that was previously in effect.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEROCK MULTIFAMILY GROWTH REIT, INC.

Dated: October 21, 2013	By:	/s/ Christopher J. Vohs
Christopher J. Vohs
Chief Accounting Officer